As filed with the Securities and Exchange Commission on January , 2005. Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                                 MEDIVISOR, INC.
                 (Name of Small Business Issuer in its Charter)

         Delaware                          8090                  80-0031924
(State or other jurisdiction of     (Primary Standard         (I.R.S. Employer
Incorporation or organization)   Industrial Classification   Identification No.)
                                       Code Number)

                              326 Walt Whitman Road
                       Huntington Station, New York 11746
                                 (631) 549-7100
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                            Candido Luzzi, President
                              326 Walt Whitman Road
                       Huntington Station, New York 11746
                                 (631) 549-7100
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, Esq.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee
================================================================================

                                          Proposed               Proposed               Amount
Title                    Amount           Maximum                Maximum                of
Of Securities            to be            Offering Price         Aggregate              Registration
To be Registered         Registered       Per Share              Offering Price (1)     Fee (1)
-------------------      -------------    -----------------      -------------------    ----------
Common Stock,(1)         7,906,000        $1.25                  $9,882,500             $1163.17
Par value $.001
Per share

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Preliminary Prospectus Subject to Completion dated January 14, 2005

                                 MEDIVISOR, INC.

                        7,906,000 shares of common stock
                    ----------------------------------------

Total represents 7,906,000 shares of common stock of the registrant. Of this amount, 1,000,000 shares represent shares underlying certain warrants issued by the Company, 1,500,000 shares are to be issued and sold directly by the Company, from time to time, and 311,000 shares are issued and held by shareholders that purchased the shares pursuant to a private placement offering of the Company. The Company will only receive the proceeds from the exercise of the warrants, if exercised, and the sale of the shares by the Company, if sold. The Company has paid and intends to pay all expenses associated with this offering.

MARKET FOR THE SHARES
No market currently exists for our shares. The price reflected in this Prospectus of $1.25 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the initial price of our shares after the offering. We cannot make any prediction at what range our shares will trade at, if any.

The securities offered in this prospectus involve a high degree of risk. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Summary ................................................................    3
The Offering ...........................................................    4
Summary Financial Information ..........................................    4
Risk Factors ...........................................................    5
Use of Proceeds ........................................................    9
Determination of Offering Price ........................................    9
Dividends ..............................................................   10
Management's Discussion and Analysis or Plan of Operation ..............   10
Business ...............................................................   12
Description of Property ................................................   20
Management .............................................................   20
Executive Compensation .................................................   21
Certain Relationships and Related Transactions .........................   22
Principal Stockholders .................................................   23
Dilution ...............................................................   24
Offering by Selling Shareholders .......................................   24
Description of Securities ..............................................   26
Plan of Distribution ...................................................   27
Legal Proceedings ......................................................   28
Indemnification of Directors and Officers ..............................   28
Delaware Business Combination Provisions ...............................   29
Where You Can Find More Information ....................................   30
Transfer Agent .........................................................   30
Interest of Named Experts and Counsel ..................................   31
Legal Matters ..........................................................   31
Experts ................................................................   31
Financial Statements ...................................................   32

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

ABOUT OUR COMPANY

BUSINESS OF THE COMPANY - PRINCIPAL PRODUCTS AND SERVICES

      Medivisor is a medical communications company dedicated to providing concise and timely medical information to healthcare industry professionals. Medivisor designs and presents interactive, informational, video and high tech animated graphic presentations for the medical industry to view at Medivisor's interactive website, always at a time and place chosen by the healthcare professional. Additionally, advanced technology is utilized to create a variety of educational and informational formats with immediate tracking capabilities.

Strategies: Medivisor will seek to meet the growing need to inform medical professionals on advances in medicine, and changes within the industry by providing a single location to access information, education, tools, and resources locally and abroad.

      The company will compliment industries such as:

      o Pharmaceutical companies educating physicians on existing uses for drugs and devices, both new and mature

      o Businesses that rely on referrals, consumption and information from physicians.

      o     Enterprises that specialize in formal education, including:

            o Continued medical education (CME) courses and business education designed for medical professionals.

            o     Medical association conferences and seminars.

      This approach encourages vendor companies to compliment existing marketing strategies designed to interface with physicians without impacting on patient care or interfering with daily office operations as commonly occurs now.

      Medivisor positions itself as a medical communications company creating a distinctive competency in the online environment. The majority of current companies that support clinical education and information on the Internet are exclusively servicing the pharmaceutical industry. Medivisor takes the position that all information is important to treatment, financial health, and overall well-being of health enterprise success. Therefore, Medivisor extends their services to include all medical vendors that are interested in educating and promoting products/services to healthcare professionals.

From March 2004 until the present, Medivisor, Inc., sold 311,000 shares to private investors for $1.00 per share.

HOW OUR COMPANY IS ORGANIZED

We were incorporated in the State of Delaware on January 15, 2002. On December 17, 2004, we amended the Certificate of Incorporation to increase the authorized number of common stock to 20,000,000 and authorize 5,000,000 shares of preferred stock, par value $.001. Prior to its incorporation, the corporation had no prior operating history in marketing, sales or any other business.

The Board of Directors of Medivisor, Inc. has elected to have a fiscal year end as of December 31.

WHERE YOU CAN FIND US

We are located at 326 Walt Whitman Road, Huntington Station, New York 11746. Medivisor's telephone number is 631.549.7100.

THE OFFERING

Shares offered in this offering                             7,906,000 shares
         by the Selling Shareholders:                       5,406,000 shares
         Underlying Warrants                                1,000,000 shares
         To be sold by Company                              1,500,000 shares
Shares Outstanding as of January 11, 2005:                  5,406,000 shares
         Not including shares underlying the warrants and shares to be sold by the Company
Shares Outstanding Assuming Exercise of All
                  Outstanding Warrants:                     7,906,000 shares

Use of Proceeds - Medivisor, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. Medivisor, Inc., will receive the proceeds of the, 1,000,000 shares which represent shares underlying certain warrants previously issued by the Company, and the 1,500,000 shares to be sold in the future directly by the Company, from time to time. The Company will only receive the proceeds from the exercise of the warrants, if exercised, and the sale of the shares by the Company, if sold. There is no guarantee that the additional shares will be sold or that the warrants will be exercised.

Our Trading Symbol - The Common Stock of Medivisor, Inc. does not have a trading symbol at this time.

SUMMARY FINANCIAL INFORMATION

                                                                            Unaudited
                                               12/31/03                      9/30/04
                                          -------------------        ----------------------
Balance Sheet Data:
Total Assets                                 $    23,120                   $   96,258.
Total Liabilities                                151,406                      159,505.
Total Stockholders' Deficit                     (152,446)                     (63,247.)


                                          Year Ended 12/31/03        9 months ended 9/30/04
                                          -------------------        ----------------------
Statement of Operations:
Revenues                                     $    22,500                   $   7,050.
Expenses                                          64,602                      98,011.
Net Loss                                         (42,102)                    (90,961.)
Basic and Diluted Loss Per Share                   (0.01)                       (0.02)
Waited Average No. Shares Used                 5,035,467                    5,138,147
  In Computing Loss Per Share

RISK FACTORS

      An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

RISK FACTORS RELATED TO MEDIVISOR, INC.'S OPERATIONS:

WE MAY CONTINUE TO LOSE MONEY, AND IF WE DO NOT ACHIEVE PROFITABILITY, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS.

      Through September 30, 2004, we have generated limited revenues from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase as a result of our planned expansion. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. The Company has some cash left from the private sale of securities, and has very limited ability to pay for any additional expenses after the cash on hand is exhausted. Therefore, if the Company fails to obtain any orders for its services or if the Company cannot arrange alternative financing, it will be difficult to continue operations.

WE ARE INVESTING TIME AND RESOURCES IN NEW BUSINESS INITIATIVES THAT MIGHT NOT MATERIALIZE TO COMMERCIAL VIABILITY.

      As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth that may be commercially viable. If we are not able to successfully initiate our marketing program, we may not be able to generate enough sales to our vendors or through our web site and become a viable company.

WE EXPECT TO HAVE QUARTER-TO-QUARTER FLUCTUATIONS IN REVENUES, EXPENSES, LOSSES AND CASH FLOW, SOME OF WHICH COULD BE SIGNIFICANT.

      Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition. Therefore, we may have significant fluctuations in revenue from quarter to quarter.

WE ARE DEPENDENT ON OUR KEY PERSONNEL AND IF WE LOSE THOSE PERSONNEL, OUR BUSINESS WOULD FAIL.

      Our future success depends, in significant part, upon the continued service of our senior management, some of whom have spent a considerable amount of time researching and developing the idea of providing concise and timely medical information to healthcare industry professionals. In addition, our management has developed many personal contacts with various other companies involved in the healthcare industry. These contacts are important to the company. The loss of any of these individuals, particularly in the early stages of our operations, would adversely affect our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel exists, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business could suffer.

SOME OF OUR COMPETITORS MAY BE ABLE TO USE THEIR FINANCIAL STRENGTH TO DOMINATE THE MARKET, WHICH MAY AFFECT OUR ABILITY TO GENERATE REVENUES.

      Some of our competitors may be much larger companies than us and very well capitalized. They could choose to use their greater resources to finance their continued participation and penetration of this market, which may impede our ability to generate sufficient revenue to cover our costs.

CHANGES IN TECHNOLOGY AND INTERNET SOFTWARE MAY MAKE IT DIFFICULT FOR US TO ADAPT AND COMPETE WITH BETTER-FUNDED COMPETITORS.

      We are developing our own commerce based web site. However, technology and Internet software is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. Our success depends upon our ability to maintain and enhance the performance, content and reliability of our products in response to both evolving demands of the business and consumer communities and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

RISKS RELATED TO OFFERING

MANAGEMENT BENEFICIALLY OWNS APPROXIMATELY 41.5% OF OUR COMMON STOCK AND THEIR INTEREST COULD CONFLICT WITH YOURS.

      Our directors and executive officers beneficially own approximately 41.5% of our outstanding common stock assuming all warrants are exercised. As a result, the directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of other shareholders.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

      As of December 31, 2004, Medivisor, Inc. has 5,406,000 outstanding shares of Common Stock, assuming the exercise of all the warrants and sale of the stock directly by the Company in this offering. All 5,406,000 are being registered with this offering. Of this amount, 5,095,000 belong to shareholders subject to Rule 144, and are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a materially negative effect on the market price of our Common Stock. This problem would be exacerbated if we continue to issue Common Stock in exchange for services.

WE EXPECT TO ISSUE ADDITIONAL STOCK IN THE FUTURE TO FINANCE OUR BUSINESS PLAN AND THE POTENTIAL DILUTION CAUSED BY THE ISSUANCE OF STOCK IN THE FUTURE MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.

      As of December 31, 2004, we had 5,406,000 outstanding shares of Common Stock, assuming the exercise of all the warrants and sale of the stock directly by the Company in this offering, not all of which are included in this registration statement. Subsequent to the effective date of this offering, we may need to raise additional capital, which would then result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a later registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.

OUR DIRECTORS HAVE LIMITED LIABILITY AND THEREFORE CANNOT BE HELD LIABLE FOR MONETARY DAMAGES.

      Under our Certificate of Incorporation, the directors cannot be held liable to Medivisor, Inc. or to the shareholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.

WE MAY NOT BE ABLE TO OBTAIN A TRADING MARKET FOR YOUR SHARES.

      Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board operated by the NASD, if and when, we obtain a listing. We have made application to the NASD to list these shares on the Over the Counter Bulletin Board operated by the NASD. Said application is still pending. Because we may not be able to obtain or maintain a listing on the OTC Bulletin Board, your shares may be more difficult to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Medivisor, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

OUR COMMON STOCK IS A "PENNY STOCK," AND COMPLIANCE WITH REQUIREMENTS FOR DEALING IN PENNY STOCKS MAY MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.

      Currently there is no public market for our common stock. If the common stock is ever listed in the public market in what is known as the over-the-counter market and at least for the foreseeable future, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these inventors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares, which could have a material adverse effect on the liquidity and market price of our common stock.

      Penny stocks are stocks with a price of less than $5.00 per share unless traded on NASDAQ or a national securities exchange;

      Penny stocks are also stocks, which are issued by companies with:

      Net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years); or

      $5.0 million (if in continuous operation for less than three years); or average revenue of less than $6.0 million for the last three years.

IT IS MORE DIFFICULT FOR OUR SHAREHOLDERS TO SELL THEIR SHARES BECAUSE WE ARE NOT, AND MAY NEVER BE, ELIGIBLE FOR NASDAQ OR ANY NATIONAL STOCK EXCHANGE.

      We are not presently, nor is it likely that for the foreseeable future we will be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid of price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the NASDAQ application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

WE REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY, WHICH WE MAY NOT BE ABLE TO OBTAIN.

      We will need to raise additional funds through public or private debt or sale of equity to develop and implement our marketing program and maintain our website. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets, or cease operations, any of which could put your investment dollars at significant risk.

      This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. Medivisor, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the proceeding risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the foregoing risk factors should be considered carefully in evaluating Medivisor, Inc. and our business before purchasing the Common Stock offered by this Prospectus.

USE OF PROCEEDS

      Medivisor, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. Medivisor, Inc. will receive the proceeds of the 1,000,000 shares representing shares underlying certain warrants previously issued by the Company, and the 1,500,000 shares to be sold directly by the Company, from time to time. The Company will only receive the proceeds from the exercise of the warrants, if exercised, and the sale of the shares by the Company, if sold. There is no guarantee that the additional shares will be sold or that the warrants will be exercised.

DETERMINATION OF OFFERING PRICE

      Before this offering, there has been no public market for the shares of our common stock. Accordingly, the price of the common shares stated in this prospectus, $1.25, was determined by an arbitrary process based upon our internal, subjective evaluation. Among the factors considered in determining the initial estimated price of the common shares were:

      1.    Our history and our prospects;
      2.    The industry in which we operate;
      3. The status and development prospects for our proposed products and services;
      4.    Our past and present operating results;
      5.    The previous experience of our executive officers; and
      6. The general condition of the securities markets at the time of this offering.

      The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.

      Number of Holders - As of December 31, 2004, there were approximately 27 record holders of common stock and/or warrants.

DIVIDENDS

      We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

      As of December 31, 2004, we had raised in excess of $311,000 in cash from the private sale of shares of stock of the company. The following represents our best estimate as to how the proceeds will be expended. Medivisor, Inc. reserves the right to redirect any portion of the funds either amongst the items referred to below or to such other projects of Medivisor, Inc. as management considers being in the best interest of Medivisor, Inc.

      From inception and during the next twelve months, we expect to spend, and have already spent a part of this amount, an estimated total of $311,000, raised from the private sale of shares of Medivisor, Inc., as follows:

      (i)   $25,000 for consulting fees'
      (ii)  $11,500 for Internet and computer related expenses;
      (iii) $35,000 for professional fees;
      (iv)  $30,000 for rent;
      (v)   $32,000 for other corporate expenses, and
      (vi)  the balance left for future operations and expenses

      The Company expects it has enough cash resources and revenue to cover expenses for the foreseeable future, i.e., through the first quarter of 2005 or beyond. However, without increased revenues or additional capital, it is extremely likely that our marketing plan will not be able to be completed. This would significantly hamper out efforts to enter into the product niche as and when we would like.

SALES OPPORTUNITIES

      The primary reasons why medical vendors and pharmaceutical companies desire access to medical professionals is to have the physician/staff use their service/product or refer patients to use their service/product. The typical method used by pharmaceutical companies to communicate their message and make a sale is by utilizing sales representatives that meet with Physicians and decision makers in order to influence their buying behavior. These decision makers are becoming more and more pressed for time and this combined with the recent (February 2004) new Pharmaceutical Research and Manufacturers of America ("PhRMA") guidelines has created opportunity for other forms of communication to evolve in order to reach these decision makers. The recent PhARMA guidelines have impacted the traditional sales reps ability to entertain (strict spending limits) and have minimized the use of gifts, honorariums, and perks frequently used to gain time and access to these decision makers.

      This has created a very competitive atmosphere for the sales reps to gain access to the Physicians and decision makers. Most Pharmaceutical companies have increased the number of sales reps as well and this has created a need for products like e-detailing to help open the door and gain quality meetings.

      The e-detail is an internet based communication message that is sent to decision makers via email and or on our web site that provides information about product and attempts to influence the decision maker to seek more information and or ask to see a sales rep. This process provides value to the health care providers and Pharmaceutical companies as they can now gain qualified access to the decision makers in a more cost effective manner.

      Medivisor has developed on-line informational presentations and e-detail presentations for pharmaceutical companies and medical vendors interested in seeking the attention of healthcare industry professionals and decision makers. The five major areas of the target market are:

      o   Pharmaceutical companies
      o   Health care organizations
      o   Medical suppliers and distributors
      o   Professional services, e.g. attorneys, accountant, Insurance
      o   Medical educational services

Vendor companies' use of well-packaged e-detailing can provide a number of advantages:

      o   Reduction in sales force travel and waiting time.
      o   Ability to reach more customers.
      o   Ability to capture the medical professional's attention.
      o   Ability to efficiently measure the efficiency of the program.

BUSINESS OF THE COMPANY - PRINCIPAL PRODUCTS AND SERVICES

      Medivisor is a medical communications company dedicated to providing concise and timely medical information to healthcare industry professionals via the internet. Medivisor designs and presents interactive, informational, video and high tech animated graphic presentations for the medical industry to view at Medivisor's interactive website, always at a time and place chosen by the healthcare professional.

      Strategies: Medivisor will seek to meet the growing need to inform medical professionals on advances in medicine and changes within the industry by providing a single location to access information, education, tools, and resources locally and abroad.

         The company will compliment industries such as:

      o Pharmaceutical companies educating physicians on existing uses for mature drugs and devices, new drugs and new devices.
      o Businesses that rely on referrals, consumption and information from physicians.
      o   Regulatory training mandates and updates.
      o Continued medical education (CME) courses and business education designed for medical professionals.
      o   Medical association conferences and seminars.

      This approach encourages vendor companies to compliment existing marketing strategies designed to interface with physicians without impacting on patient care or interfering with daily office operations, as commonly occurs now.

      Medivisor positions itself as a medical communications company creating a distinctive competency in the online environment. The majority of current companies that support clinical education and information on the Internet are exclusively servicing the pharmaceutical industry. Medivisor takes the position that all information is important to treatment, financial health, and overall well being of health enterprise success. Therefore Medivisor extends their services to include all medical vendors that are interested in educating and promoting products/services to healthcare professionals.

Medivisor's offices are located at: 326 Walt Whitman Road, Huntington Station, New York 11746. Medivisor's telephone number is (631) 549-7100.

BUSINESS

      We developed a program for Pfizer to reinforce the values of a drug called Genotropin for the increase of growth hormones.

      We have today two websites. Statdose.com communicates new products, services and other medically relevant information and reaches our target audience of Physicians/decision makers. Medivisor.com communicates with our customers (medical companies, pharmaceutical companies etc.).

      Our strategy is to market directly to the Physicians new and current drugs, as well as medical products, devises and services.

      We introduced the concept of E-Detailing, which enables Physicians to read about what is available in today's world for the benefit of their patients and relevant information related to that product. Physicians have limited time to get this information via the traditional methods of in person visits by sales reps and need a vehicle that provides this information based on Physicians' changing schedules and time constraints. The Pharmaceutical industry needs communications that help increase prescription volume and boost sales for primary and secondary brands.

      Our independent research studies showed, according to Medical Marketing media, that Physicians are willing to be contacted via the Internet in the following way:

                  Outside office hours     72%
                  Within office hours      28%
                  Weekends                 34%
                  Before 8 a.m.             4%
                  After 5p.m.              34%

      We deliver immediate demographic and sales information and most important we provide access to the physician through unique and creative communications such as the E- Quiz challenge. The E-quiz challenge is a totally medical relevant quiz e- emailed to Physicians and decision makers, in a form of a picture with a question. The decision makers that decide to respond will view a one-minute presentation sponsored by our clients. At the end we compile a database of responses, which we provide to the clients, giving them a better understanding of when and how they should contact the physicians. Our goal is to open the door for the sales rep, who now can go in by appointment.

      Most Physicians find this way very interesting. In 1 1/2 minutes Physicians can test their knowledge, reinforce what they already know, or research the answer. The services we provide are the following:

      o   Video flash and slide presentation
      o   On line survey and clinical studies
      o   Live product seminars on line
      o   Video link for product information by a Physician
      o   Live to interactive video conference
      o   Video email
      o   Video or news email directly to physicians
      o Full time advertising support which includes Advertising in Flight magazines
      o Print features reaching Physicians through national and local publications
      o   Radio advertisement

Our goal is:

      o   To reach thousands of physicians
      o   Communicate with the hard to see physicians
      o   Engage physician's through our services
      o   Access target audience
      o   Disseminate brand products
      o   Heighten awareness of product and clinical information
      o   Receive immediate physician feed back
      o   Reduce sales cost while increase revenues
      o   Increase sales force penetrations
      o   Build reach and frequency


      Right after the new PhARMA guidelines came out we introduced the E-Quiz challenge. It was very well accepted and helped us get pilot contracts for $10,000.00 with BCFC Blue Chip Financial Corp. (ING representative); $10,000 with Alex Conti Broker for Northwest Mutual; and $22,650 from the American Italian Cancer Foundation ("AICF"). In addition, we acted as conference sponsor for AICF. The conference had 6 different countries on line with people that interacted with the AICF representative. We understand AICF is prepared to give us a new contract in 2005 in the range of $20,000 to $40,000 for a program to be broadcast from New Orleans.

      In addition, a $50,000 pilot program for the Oncology Division of Pfizer has been orally committed to by their Director of Business Technology and should be developed the first quarter of 2005. In addition, a $60,000 pilot program for one country in Europe, possibly Finland, has been orally committed by their President of North Eastern Europe

      Also, a $20,000 minimum contract is currently been discussed with a representative of Astra Zeneca. We are also talking to a representative of US Managed Care from Novartis and contacting other pharmaceutical companies.

StatDose Radio

      The StatDose radio network is being created to deliver the most up to date medically relevant news, information and education to the healthcare community and professionals utilizing the satellite communication technologies available today. The recent roll out of three major satellite radio networks (USA-Sirius and XM and Europe- World Space) has enabled programmers to create specific programming for targeted markets globally.

      Receipt of this new communication technology is subscription based and requires special receivers (hardware). These subscriptions and hardware would be sponsored by advertisers seeking to reach Doctors and other medical professionals. In addition, we will be offering advertising and promotion during the broadcast. Satellite providers supply an extensive amount of specific entertainment and specific information options via stations on their networks to the networks paid subscribers.

      With the advent of newer communication technologies the medical industry has been under going major changes in terms of how timely information about drug releases and recalls, new procedures, education and other medically relevant information is disseminated. Professional publications, one-on-one communications, direct mail and conferences have been the mainstay of the delivery system. Similar to the financial industry there is a need to meet the demand and desire for regular, up to date, medically relevant information that can be delivered in a timely manner wherever and whenever the demand. StatDose Radio Network will deliver this content in the form of radio programming similar to that of Bloomberg radio.

      StatDose Radio Network will feature medical news, journal reviews, interviews, updates and other important medical information of value to today's healthcare professionals.

      StatDose plans to offer our program in the United States and Europe by offering physicians complimentary portable satellite radio receivers as well as subscriptions to the satellite service including access to our premium station. The radio hardware (receiver) will be StatDose branded. The "radio" will also allow the user to receive all the other entertainment and news programming offered by the satellite network provider such as music, sports, traffic, weather, etc. thereby providing the physician with a piece of versatile and highly desirable state of the art technology.

      Our target audience is healthcare professionals, in particular practicing physicians. Our initial subscription campaign will target the greater than 400,000 prescribing physicians in the US market as well the 400,000+ European counterparts. Based on StatDose's early marketing assessments greater than 96.7% of the physicians questioned on their desire to participate in our network responded with positive feedback. We therefore envision capturing a large percentage of the targeted market as StatDose members.

      In order to receive this free service, the subscribers would be required to participate in 10 minutes per month of e-detail programs by Medivisor which will enable us to cross sell and up sell our e-detailing products.

FUTURE PLANS:

      Medivisor plans to aggressively pursue marketing our products to the Pharmaceutical Industry and other industries in need of improved communications to their customers. We intend to continue development of creative communication to the decision makers and are seeking to utilize the Internet and possibly satellite radio to get our message the decision makers. We are contemplating creating a radio program that provides medically relevant information like our Statdose web site to further capitalize on the decision makers need for information.

MEDIVISOR SERVICES

      Medivisor will focus its working relationships with companies interested in creating an average of a 1-10 minute presentation targeting specific medical staff and administrative members. This presentation allows information to be disseminated to peak curiosity leaving the desire for more information. This encourages requests to for scheduling future appointments with company representatives, making it a very attractive tool for companies interested in gaining quality time with medical staff cost effectively.

      Medivisor encourages repetitive interaction by its weekly clinical challenges that test the skills of medical professionals. This represents one of several successful tools to encourage conversations among medical colleagues creating referral sources to the website and encouraging repeat visits. It combines the best of e-detailing, CRM and e-commerce technology to produce valuable, efficient, and effective communication specific to the medical industry.

MARKETING, SALES AND CUSTOMER SERVICE SUPPORT

      Vendors that are interested in communicating information about their products should not be limited to medical professionals.

      Medivisor is positioned to provide comprehensive services to meet the growing online medical communication demand by developing a stable company and a strong base of business relationships, quality reputation and quiet success now, while the remainder of the industry competes for a limited sub-category that market to a limited physician base.

MARKETING STRATEGY

      Medivisor expands the definition of e-detailing by offering effective communication services to the medical industry that brings control to the place and time in which vendors and medical practice/professionals can interact efficiently. The application crosses the entire spectrum of the medical industry, effectively meeting a multitude of industry challenges worldwide. The first stage of Medivisor will be to offer 1-10 minute informational presentations with interactive feedback loops to medical vendors and their client prospects/medical Physicians. Informational presentations are developed in video, flash, or high tech animated slide presentation formats incorporating state of the art technology according to client need.

      It is our belief that through e-detailing we will be able to provide better and more qualified penetration to select markets and to enhance and better quantify the message and marketing of products to the key stake holders. The end result is a more focused product message and less costly sales process.

      Medivisor can accomplish this through use of an online state of the art, interactive, highly targeted program. The responsibilities of Medivisor upon execution of this agreement are listed below. This statement of responsibilities is considered to be an addendum to the standard terms of business contract attached.

o Medivisor will produce a 1-10 minute interactive, educational, and targeted, internet presentation specific to the project requirements as established by the client. Client will provide a base of materials and brand assets specific to the project and meet with Medivisor's development team to establish the objectives for the presentation. The Client will give final approval prior to publishing.

o Medivisor will create and host the program. Invited physicians will be able to access the program 24/7 or based on client specifications. Additional links will be added to the presentation at the client's request. These links may include brand home page, prescribing information, corporate home page, legal disclaimers, etc.

o Physicians will be invited to participate in the program primarily via email invitations. The selected subset of Physicians from the database will be decided by the client. Invitations or notification of programs will also be communicated to selected invitees via fax and regular mail as appropriate. The invitees will come from territories determined by the client.

o Medivisor will register each participant via use of a key code (or other appropriate vehicle determined by the specific needs of the project). Each invitee will be assigned a unique key code that will enable entry into the program and allow for tracking. Standard tracking will include items such as: name of physician, demographics of physician, specialty, time and date of participation, total time spent in program, answers to exit surveyor, and other information requested by the client.

o Medivisor will provide full statistical reports of all information gathered during the life of the program. These reports will contain tracking information as above, and will be distributed in a time interval as stipulated by the client.

o Each participant will complete an exit survey of approximately 3-5 questions (or as identified by the client). These will include the ability to request samples, further product information or other services as desired by the client. These requests will be either promptly turned over to appropriate client contacts or collected directly by the client.

o As an additional service, Medivisor will maintain an archived copy of the educational presentation on our web site. This presentation will be cross-referenced by several pertinent key words to major search engines. This will enable these engines to identify the presentation and link those persons searching for information on the subject to view the material for an indefinite time period or one determined by the client.

PROGRAM DESCRIPTION

      The following list represents a typical online promotion for one product. Estimated cost to the client averages about $20,000

      o     Programming
      o     Flash Video
      o     Slides
      o     Project Management
      o     Database Design
      o     IP address tracking
      o     Click-thru tracking
      o     Email tracking for presentations opened
      o     Hosting
      o     Email blast
      o     Search Engine Optimization

      E-CHALLENGE (OUR NEWEST CREATIVE COMMUNICATION INITIATIVE)- the Medivisor online video advertisement is an effective way to gather direct responses from Physicians and medical professionals. The Physicians are initially contacted via email, and embedded in that email is a link to our website. If the Physician is interested in viewing the ad, he clicks on the link, and proceeds from there. He is then presented with a 30-60 second advertisement of the product or drug featured. He is then presented with two radio buttons labeled "yes" or "no" regarding future contact and / or information from a salesperson.

      ONLINE TELECONFERENCE CME - Medivisor intends to become an accredited provider of CME which are educational credits that medical professionals need to accumulate each year. We deliver this content via the Internet. We will then arrange for a medical conference at a central site that has Internet access. Medical professors, and Physicians are invited to speak at the conference, and the conference is shot on video, and transmitted live on the internet. Attendees are able to submit questions directly via our "chat box" and the Physician on camera can respond to each question, thus allowing interactive participation from anywhere in the world. We also create a DVD for future reference and a CME test is developed and placed within the content of the DVD. Finally, once the attendee takes the test, and submits it, he / she are awarded the CME credit. CME is our latest addition. We are currently exploring what is needed and required to become an accredited provider of CME's.

OVERVIEW

      Medivisor seeks to meet the growing need to inform medical professionals on advances in medicine, and changes within the industry via the internet by providing a one-stop location to access information, education, tools, and resources anywhere and any time. Medivisor includes the use of advanced, cutting edge technology to create a variety of educational and informational presentations online, to create an experience that is educational, informative, entertaining, and unique.

      The selling process of medical products, drugs and other related products is greatly enhanced by our ability to effectively communicate key messages that enable the sales professionals to get in front of medical professionals, either during practice hours, or via an invitation to a presentation at an outside location. Medivisor provides an Internet based marketing process to reach Physicians and other professionals with the messages needed to attain qualified interest and frequency of a message. This process allows the professional to choose a setting and time where their interest and attention level is high and focused. Our goal is to increase physician access for sales representatives.

BUSINESS STRATEGY

      Healthcare professionals have limited time and access to medical information. Medivisor is positioned as a company with primary and secondary resources to provide what is needed while establishing a relationship, building trust and loyalty for the future by providing information based the time needs of the decision makers. By gaining trust, credibility and loyalty we will provide medical professionals a reason why they want to return, over and over again.

      Successful interaction is dependent upon the ability to control the environment in which communication takes place. Medivisor provides "venue control" where medical professionals can engage in interactive discussions in a 24/7 environment that is flexible to the vendor and his target audience. The application crosses the entire spectrum of the medical industry effectively meeting a multitude of industry challenges worldwide.

      Medivisor has sales reps to penetrate each market of the segments that are addressed in the market summary. Medivisor will offer to develop partnerships with various organizations within these segments by helping them reduce promotional costs and improve the productivity of their existing staff. Medivisor's partnership with these organizations will enhance their return on investment (ROI) and provide measurable market performance on a real time basis.

      A small sales force will approach marketing managers from health enterprises to demonstrate Medivisor. This will take the form of Email invitations to marketing/benefit managers to look at a 1-3 minute informational presentation about Medivisor and participate in a survey designed to encourage sales appointments to learn more about our services. The decision maker will be given a chance to experience, first hand, a promotional tool that can be custom designed for his targeted client.

      In addition to emails, Medivisor will provide Power Point Presentations, slides and videos when meeting with decision makers.

      Email lists are provided in a variety of ways. They include, but are not limited to, proprietarily constructed, recommendations, list purchase, Medivisor staff, the sales force, pharmaceutical companies and event attendance

      We will present Medivisor through industry events, presentations, seminars and trade shows.

      Medivisor is to take advantage of industry relationships for prospecting and open new relationships by developing referral business. In addition, public relations and advertising promotions will alert vendors, medical practitioners, and health enterprises about Medivisor.

Marketing methods for Vendor clients to their target audience:

      Medivisor will meet vendor expectations through the use of email blasts direct to physicians. The email blast will encourage physicians to direct click on a link leading them to an informative presentation for a strategic partnering opportunity supported on Medivisor's website.

      Membership is free, and simply means a particular member has provided us with an email address and consent for us to send information and presentations. Medivisor currently has over 11,000 physicians signed up as Medivisor members. Currently 90% of physicians go on line at before or after office hours, and usually at home (exhibit B). This time and environment supports uninterrupted and directed attention. Medivisor will capitalize on this and target reaching the physicians outside of their office hours and in their homes. This strategy is significantly different from other large competitors that continue to try to capture physician's time while in the office environment.

Competition

Medical communications companies providing concise and timely medical information to healthcare industry professionals is a relatively new industry. Therefore, initially, competition in this type of business should be light. There are a myriad of healthcare and marketing companies in the fields, and we would have to compete with them in the market place.

Inflation

Inflation has not historically had a material effect on the Company's operations and is not expected to have a material impact on the Company or its operations in the future.

AGREEMENTS

The Company has entered into Agreement with the following clients to provide services with the following companies and organizations:

American Italian Cancer Foundation
Pharmacia
Blue Chip Financial  Corp
Northwestern Mutual
IBB

DESCRIPTION OF PROPERTY

The Company does not own any properties. Its current operations are located at, 326 Walt Whitman Road, Huntington Station, New York 11746. Medivisor's telephone number is 631.549.7100. Currently, Medivisor, Inc. leases space pursuant to a three year lease at a base rent of $29,324.75 per annum, payable monthly, increasing 3% per year for each year. There is an option to extend the lease for an additional two years on the same terms and conditions. The facility is approximately 1,289 square feet and we believe that it is adequate for the company's needs at this time.

EMPLOYEES

The company has three employees, other than Officers and Directors.

MANAGEMENT

Directors and Executive Officers

The officers and directors of Medivisor are as follows:

Name                      Age               Position
---------------------------------------..-------------------------------------
Candido (Dino) Luzzi      50               President / Chairman
Wayne H. Wertheim, MD     54               Executive Vice President / Director
Prudence L. Ferrone       53               Vice President of External Affairs
Vincent Butta             43               Chief Financial Officer

The following is a brief description of the business background of the executive officers and directors of the Company:

      DINO LUZZI, PRESIDENT: In 1999 Mr. Luzzi's venture capital firm assisted in raising capital for Keytrade Online, a dynamic online brokerage firm, which was acquired by a Latin American financial portal, Patagon.com International for $35 Million in cash, debt and equity. Mr. Luzzi currently provides consulting services to companies that have venture capital needs. Mr. Luzzi has been working on the vision of Medivisor to fruition for the past several years.

      WAYNE H. WERTHEIM, MD, EXECUTIVE VICE PRESIDENT: Dr. Wertheim is a practicing Internist since 1981 and was managing partner of Roslyn Medical Associates until 1996 when he rejoined Winthrop University Hospital as a staff member to become the lead site physician in the Long Island Primary Care Network. As Medical Director of International Business Builders, he has been instrumental in the development of wellness centers and alternative medicine programs with healthcare providers and insurers for the New York tri-state area and is a medical advisor to a premier nutritional company operating globally.

      PRUDENCE L. FERRONE, VICE PRESIDENT OF EXTERNAL AFFAIRS: Ms. Ferrone began her entrepreneurial career in the beauty and fashion industry as a professional image consultant and then owner of a jewelry design company. In 1994 Ms. Ferrone founded International Business Builders (IBB), a global distribution company for premier personal, health and wellness products with a sales force of several hundred representatives in 20 countries.

      VINCENT BUTTA, CHIEF FINANCIAL OFFICER: Mr. Butta is Vice-Chairman of a21 (OTCBB: ATWO) an all-digital, e-commerce driven provider of images for use in the $2 billion visual content industry. a21 is a commission-driven, marketplace-enabling, high-end photography company that permits agencies and independent photographers to efficiently and effectively sell and/or license their images on a global basis to professional buyers in the advertising and publishing industries. Before joining a21, Butta served as the President of Advertising Display Company ("ADC"), the second largest point of purchase display company in the United States with sales of over $120 million, nearly $20 million in profits. Inside of four years, Vince grew ADC from about $40 million in revenue and significant losses to its current profitability. He initiated and completed an employee buyout of the company through an ESOP in 1998, and sold the company in 1999 to a private investment group that retained him to run the company. Vincent graduated from Pepperdine University with a degree in business marketing and advertising in 1984.

EXECUTIVE COMPENSATION

      Upon our inception, we issued 5,155,000 shares of our common stock to the following, as compensation for time developing the business plan of Medivisor, Inc.

                                                    Annual Compensation                    Long-Term compensation
                                                                                                                    All other
Name and Position                              Year      Salary        Bonus  Other Annual     Restricted Stock(1) Compensation
-------------------------------------------------------------------------------------------------------------------------------
Candido Luzzi, CEO, President and Chairman (1)  2004          0            0            0              $450,000             $0
Wayne M. Wertheim, MD, VP and Director          2004          0            0            0               $22,500             $0
Prudence L. Ferrone, CFO and Director           2004          0            0            0               $22,500             $0
Vincent Butta, President                        2004    $55,000            0            0               $15,000             $0

(1) Column shows value on date of grant at $0.004 per share. Value at the fiscal year end to each grantor determined by amount of securities granted times the value of the securities at the fiscal year end, set at offering price of $1.25 per share. For Candido Luzzi, this is 3,000,000 shares for a value of $3,750,000, for Wayne M. Wertehim, MD, this is 250,000 shares for a value of $312,500, for Prudence L. Ferrone this is 250,000 shares for a value of $312,500.

Shares were also issued for certain services they provided the company - See "Certain Relationships and Related Transactions."

Currently, the Company has no Employment Agreements with any of its Officers and Directors. No Officer or Director received more than $100,000 in annual cash compensation

Stock Option Plans

We do not have any long-term compensation plans or stock option plans.

OTHER EMPLOYEE BENEFIT PLANS

The company presently has no fringe benefit plans that has inured to the benefit of the above individuals

EMPLOYMENT AGREEMENTS

As of the date of this prospectus, we have not entered into any written employment agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has initially entered into the following consulting agreements:

Consulting Agreement with Robert Rosenblatt, dated October 1, 2004, to provide introductions to potential clients. The Agreement calls for compensation of $1,500 as a consulting fee. The Agreement was for a term of thirty days, unless extended. The Company has extended the agreement on a month-to-month basis at this time.

Consulting Agreement with Mottola & Associates, Inc., Financial Advisor, dated October 1, 2004

Consulting Agreement with Glenn Michael Financial, Inc., dated June 21, 2002. It has since been assigned to Anthony Muratore and Peter Muratore. The Agreement was for non-exclusive consulting services related to financing, mergers and acquisitions and strategic development, including assistance in becoming a publicly traded company. Compensation was the issuance of warrants to purchase 1,000,000 shares of the Company's common stock at $1.25 per share. The shares underlying the Warrants are to be included in a Registration Statement filed by the Company.

Candido Luzzi received 3,000,000 shares of common stock as a founder of the Company, and in exchange for the previous work performed on the development of the concept and business plan and as President and Chairman. The value of the shares is estimated to be $12,000.

Wayne M. Wertheim, MD., received 250,000 shares of common stock as a founder of the Company and in exchange for the previous work performed on the development of the concept and business plan. The value of the shares is estimated to be $1,000. 100,000 shares were gifted to and issued in the name of Dana Wertheim.

Prudence L. Ferrone, received 250,000 shares of common stock as a founder of the Company and in exchange for the previous work performed on the development of the concept and business plan. The value of the shares is estimated to be $1,000. 100,000 shares were gifted to and issued in the name of Frances Pisciotto.

As a consultant, Anthony Mottola received 20,000 shares of common stock of the Company for services rendered and to be rendered on behalf of the Company. The value of the shares is $3,000, based on the fair value.

As legal counsel for the company, Michael S. Krome received, in the name of Alpha Advisors, LLC, 25,000 shares of common stock. The value of the shares was determined to be Three Thousand and Seven Hundred Fifty Dollars ($3,750). This value was arrived at based upon the amount of time and effort necessary for the preparation of the necessary legal documents, and other legal services to be provided to the company from its planning, inception through the completion of the registration statement process, and corresponds to the amount of cash fees already received totaling $15,000, for a total value of $18,750.

None of the parties are related by blood or marriage

PRINCIPAL STOCKHOLDERS

Those who beneficially own directly or indirectly five percent (5%) or more of the common stock presently outstanding, starting with the largest common stockholder. The company is currently authorized for 20,000,000 shares and will have 5,406,000 shares outstanding prior to the selling of the shares pursuant to this offering and 7,906,000 after the maximum offering and shares issued as fees on a fully diluted basis. That includes the 1,000,000 shares underlying certain warrants issued by the Company and the 1,500,000 shares to be sold directly by the Company, from time to time.

The following table contains information regarding share holdings of Medivisor's directors and executive officers and those persons or entities who will beneficially own more than 5% of Medivisor's common stock:

                                               Amount and Nature       Percent
                                               Beneficial              of
Name                       Title               Ownership               Class (2)
--------------------------------------------------------------------------------
Candido Luzzi              CEO, President      3,000,000               37.9%

Wayne H. Wertheim, MD      Executive VP          150,000                1.8%
                           Director

Prudence L. Ferrone        VP / Director         150,000                1.8%

Anthony Muratore (1)                             500,000                6.3%

Peter Muratore (1)                               500,000                6.3%

Officers and Directors as a Group
(3 Persons)                                    3.300,000               41.5%
                                               -----------------------------

 *    Less than 5% of class
(1) Represent shares underlying warrants issued under a previous consulting agreement. (See the heading "Certain Transactions")
(2)   Assumes sale of 2,500 ,000 shares pursuant to this offering.

DILUTION

POTENTIAL DILUTION DUE TO CONVERSION AT BELOW MARKET PRICE

      The following illustrates the potential dilution of your common stock in based upon the issuance of certain direct sales and as a result of certain underlying warrant. For illustrative purposes, we have assumed that as of September 30, 2004, the net tangible book value of our stock prior to any issuance of our common stock upon direct sale or issuance upon exercise of warrants is ($63,247) or ($0.012) per share. We will issue 1,000,000 shares of common stock based upon certain underlying warrants and 1,500,000 shares sold directly. A selling price of $1.25 per share is used in all calculations, the price for warrant holders.

      Based on the above and after deduction of offering expenses of $61,163 our net tangible book value as of September 30, 2004 would have been $3,000,590 or $0.387 per share. The issuance of the shares would represent an immediate increase in net tangible book value to existing stockholders of $0.399 per share and an immediate dilution to new stockholders of $0.851 per share or 68.1%.

      The following table illustrates the per share distribution:

Assumed public offering price per share                      $    1.25
Net  tangible  book value per share  before this  offering   ($   0.012)
Increase  attributable  to new  investors                    $    0.399
                                                             ----------
Net tangible book value per share after this offering        $    0.387
                                                             ----------
Dilution per share to new stockholders                       $    0.863
                                                             ----------

OFFERING BY SELLING SHAREHOLDERS

      The following tables set forth certain information concerning each of the selling shareholders. The shares are being registered to permit the selling shareholders and their transferees or other successors in interest to offer the shares from time to time

      Selling shareholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

      None of the Selling Shareholders were or are officers or directors of Medivisor, Inc. or are broker-dealers or affiliates of broker-dealers.

                                Total number          Number of         % of Beneficial
                                Of shares owned       shares included   Ownership at
Selling Shareholder             prior to offering     in offering       completion of Offering (1)
--------------------------------------------------------------------------------------------------
Candido Luzzi (2)                   3,000,000         3,000,000          37.9%
Vincent Butta (2)                      10,000            10,000             *
Wayne M. Wertheim, MD (2)(3)          150,000           150,000           1.8
Dana Wertheim (3)                     100,000           100,000           1.2
Prudence Ferrone (2)(3)               150,000           150,000           1.8
Frances Piscotto (4)                  100,000           100,000           1.2
Iren Marom                             10,000            10,000             *
Carol Ann Poitras                      10,000            10,000             *
Ester Horowitz                         10,000            10,000             *
Bernie Furshpan                        10,000            10,000             *
Alpha Advisors, LLC                    25,000            25,000             *
Franco Raneri                         750,000           750,000           9.5
Alessandro Raneri                     750,000           750,000           9.5
Anthony Muratore (5)                      -0-           500,000           6.3
Peter Muratore (5)                        -0-           500,000           6.3
Anthony Dominick Mottola (6)           10,000            10,000             *
Giulianna Mottola (6)                  10,000            10,000             *
Palmese Gianluca (issuance pending)    30,000            30,000             *
Marvin and Susan Grossman               5,000             5,000             *
Jodee Voltaggio                        22,000            22,000             *
Salvatore Lou Iannelli                 20,000            20,000             *
Mitchel E. Kahn and
         Lisa A. Rittter-Kahn          50,000            50,000             *
Michael Suwalski and
         Gina Perfetto                 10,000            10,000             *
James A. Hymans                         5,000             5,000             *
Susan Spira                             5,000             5,000             *
Diane Spira and Robert Soloff           5,000             5,000             *
Christopher Mcnamara                   50,000            50,000             *
Bill Lee                               25,000            25,000             *
Darren Brugardt                        20,000            20,000             *
Margaret Arce                          10,000            10,000             *
John Merkent                            2,500             2,500             *
Mercury Investment Group (7)            2,500             2,500             *
Charles Smith                          20,000            20,000             *
John Ferretti                          14,000            14,000             *
Tom Vercusky                            5,000             5,000             *
Teresa Hanratty                        10,000            10,000             *
Shares for future sale                    -0-         1,500,000          19.0
                                    ---------         ---------
         Total                      5,406,000         7,906,000

Total Shares included in registration statement:     7,906,000

      (*)   Less than 1% of the issued and outstanding shares.
      (1)   Assuming exercise of all warrants and sale of all shares offered by the Company.
      (2)   Officer and/or Director of the Company.
      (3)   Dana Wertheim is the daughter of Wayne M. Wertheim, MD.
      (4)   Frances Pisciotto is the mother of Prudence Ferrone.
      (5)   Anthony Muratore and Peter Muratore each hold warrants to purchase
            500,000 shares of common stock of the Company at $1.25 per share.
            Percentage assumes exercise of all warrants held by each of them.
            Anthony Muratore and Peter Muratore are brothers and the percentages given are for the stock holding individually.
      (6)   All are related parties. The shares are the result of the Consulting
            Agreement between the Company and Mottola & Associates, Inc.
      (7)   For purposes of control, John Merkent is the control person for
            Mercury Investment Group.

Shares Eligible for Future Sale

      As of January 11, 2005, Medivisor, Inc. has 5,406,000 outstanding shares of Common Stock. Assuming the exercise of the warrants and the sale of newly issued stock pursuant to this offering, the then 7,906,000 shares outstanding all of which are being registered with this offering. The shares held by the officers and directors and other entities holding more than 5% of the issued and outstanding shares of the Company will be subject to the volume selling requirements of Rule 144.

      In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

      (i) One percent of the outstanding shares of Common Stock; or

      (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Medivisor, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Medivisor, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

DESCRIPTION OF SECURITIES

      The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

      Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.001 per share and 5,000,000 of preferred stock, par value $.001 per share.

Common Stock

      The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

Preferred Stock

      Prelude is also presently authorized to issue 5,000,000 shares of $.001 par value preferred stock. No preferred stock has been issued as of this date and management has no current plans to issue preferred stock to any investor. Under our company's Certificate of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from our company.

PLAN OF DISTRIBUTION

      No market currently exists for our shares. The price reflected in this Prospectus of $1.25 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the initial price of our shares after the offering. We cannot make any prediction at what range our shares will trade at, if any.

      The shares may be sold or distributed from time to time by the selling stockholders or by pledges, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, prior to trading this price will be $1.25, after the shares are trading, if ever, it will be at market prices prevailing at the time of sale. After the shares are traded, if this happens, the distribution of the shares may be effected in one or more of the following methods:

      o ordinary brokers transactions, which may include long or short sales,
      o transactions involving cross or block trades on any securities or market where our common stock is trading,
      o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

      o "at the market" to or through market makers or into an existing market for the common stock,
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
      o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
      o any combination of the foregoing, or by any other legally available means.

      Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

      At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

      Medivisor, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. Medivisor, Inc., will receive the proceeds of the, 1,000,000 shares represented by the warrants issued by the Company, and the 1,500,000 shares to be sold in the future directly by the Company, from time to time. The Company will only receive the proceeds from the exercise of the warrants, if exercised, and the sale of the shares by the Company, if sold. There is no guarantee that the additional share will be sold or that the Warrants will be exercised.

      We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

      The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

LEGAL PROCEEDINGS

Medivisor, Inc. is not subject to any legal proceedings.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

      Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

      Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

      We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

                  The Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

                  Upon consummation of the transaction that resulted in the
            stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

                  On subsequent to such date the business combination is
            approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

      A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

WHERE YOU CAN FIND MORE INFORMATION

      Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

      We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

      The Transfer Agent and Registrar for the common stock is Manhattan Stock Transfer Company, 1 West Street, Suite 3402, New York, NY 10004, 212-425-2750,

INTEREST OF NAMED EXPERTS AND COUNSEL

      None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Medivisor, Inc., except for Michael S. Krome, Esq., who as a member of Alpha Advisors, LC received 25,000 shares of common stock as a portion of his legal fee. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Medivisor, Inc., other than Mr. Krome

LEGAL MATTERS

      The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, Esq., 8 Teak Court, Lake Grove, New York 11755, (631) 737-8381.

EXPERTS

      Our audited financial statements as of December 31, 2003, have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Demetrius & Company, L.L.C., independent auditors, upon authority as experts in accounting and auditing. Demetrius & Company, L.L.C.'s report on the financial statements can be found at the end of this prospectus and in the registration statement.

                                 MEDIVISOR, INC

                              Financial Statements

  (Unaudited With Respect to the Nine Months Ended September 30, 2003 and 2004)

Independent Auditors' Report                        F-2
Balance Sheets                                      F-3
Statements of Operations                            F-4
Statements of Cash Flows                            F-5
Statements of Changes in Stockholders' Deficit      F-6
Notes to Financial Statements                    F-7 - F-10


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Medivisor, Inc.

We have audited the accompanying balance sheet of Medivisor, Inc. as of December 31, 2003 and the related statements of operations, changes in shareholders' equity, and cash flows for the period of January 15, 2002 (inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Medivisor, Inc. as of December 31, 2003 and the results of their operations and cash flows for the period of January 15, 2002 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
January 10, 2005

                                 Medivisor Inc.

                                 Balance Sheets

                                                              December 31,   September 30,
                                                                 2003           2004
                                                              -----------   -------------
                                                              (Unaudited)
Assets

Current assets:

Cash                                                           $   3,553    $  75,615
Accounts receivable                                                   --        2,400
Prepaid expenses                                                   1,521           --
                                                               ---------    ---------
    Total current assets                                           5,074       78,015

Website development costs-net of accumulated
    amortization of $6,753 and $14,778,
    respectively                                                  18,046       15,800
Security deposit                                                      --        2,443
                                                               ---------    ---------
    Total assets                                               $  23,120       96,258
                                                               =========    =========

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses                          $  20,557    $  21,408
Deferred revenue                                                      --        5,000
                                                               ---------    ---------
    Total current liabilities                                     20,557       26,408
Loan payable-stockholder                                         130,849      133,097
                                                               ---------    ---------
     Total liabilities                                           151,406      159,505
                                                               ---------    ---------

Commitments and contingency-see Notes
Stockholders' Deficit
Common stock, $.001 per share, 20,000,000 shares authorized,
    5,040,000, and 5,254,000 issued and outstanding,
    respectively                                                   5,040        5,254
Additional paid-in capital                                        19,120      174,906
Accumulated deficit                                             (152,446)    (243,407)
                                                               ---------    ---------
     Total stockholders' deficit                                (128,286)     (63,247)
                                                               ---------    ---------
     Total liabilities and stockholders' deficit               $  23,120    $  96,258
                                                               =========    =========

                                                                  F-3

                       See notes to financial statements.

                                 Medivisor, Inc.
                             Statement of Operations

                                                             Years ended December 31,     Nine months ended September 30,
                                                               2002           2003             2003           2004
                                                            -----------    -----------      -----------    -----------
                                                                                                    (Unaudited)
Revenues                                                    $        --    $    22,500      $    16,875    $     7,050

Expenses

Consulting                                                       47,573          3,778            2,778         29,500
Internet and computer maintenance                                 6,067          3,117            2,855         13,078
Professional fees                                                 8,544         20,125            3,875          5,980
Other expenses                                                   48,160         37,582           25,658         49,453
                                                            -----------    -----------      -----------    -----------

Total expenses                                                  110,344         64,602           35,166         98,011
                                                            -----------    -----------      -----------    -----------

Net loss                                                    $  (110,344)   $   (42,102)     $   (18,291)   $   (90,961)
                                                            ===========    ===========      ===========    ===========

Basic and diluted loss per share                            $     (0.03)   $     (0.01)     $     (0.00)   $     (0.02)

Weighted average number of shares outstanding                 4,021,236      5,035,467        5,033,934      5,138,147


                                                                 F-4

                       See notes to financial statements

                                 Medivisor, Inc.
                 Statement of Changes in Stockholders' Deficit
     For the period from January 15, 2002 (inception) to September 30, 2004

                                                                            Additional
                                                 Common Stock                Paid-in      Accumulated    Stockholders'
                                                   Shares        Amount      Capital        Deficit         Deficit
Issuance of shares for services                   3,300,000    $   3,300    $  15,090     $              $  18,390

Sale of shares for services                       1,730,000        1,730        1,730

Issuance of warrants for services                        --           --        4,000            --          4,000

Net loss                                                 --           --           --      (110,344)      (110,344)
                                                  ---------    ---------    ---------     ---------      ---------

Balances-December 31, 2002                        5,030,000        5,030       19,090      (110,344)       (86,224)

Issuance of shares for services                      10,000           10           30            --             40

Net loss                                                 --           --           --       (42,102)       (42,102)
                                                  ---------    ---------    ---------     ---------      ---------

Balances-December 31, 2003                        5,040,000        5,040       19,120      (152,446)      (128,286)

Issuance of shares for services (unaudited)          55,000           55        8,195            --          8,250

Sale of shares in private placement (unaudited)     159,000          159      158,841            --        159,000

Stock offering costs (unaudited)                         --           --      (11,250)           --        (11,250)

Net loss (unaudited)                                     --           --           --       (90,961)       (90,961)
                                                  ---------    ---------    ---------     ---------      ---------

Balances-September 30, 2004 (unaudited)           5,254,000    $   5,254    $ 174,906     $(243,407)     $ (63,247)
                                                  =========    =========    =========     =========      =========

                       See notes to financial statements.

                                 Medivisor, Inc.
                             Statement of Cash Flows

                                                             Years ended December 31,  Nine months ended September 30,
                                                                2002         2003           2003         2004
                                                              ---------    ---------      ---------    ---------
                                                                                             (Unaudited)
Cash flows from operating activities:

           Net loss                                           $(110,344)   $ (42,102)     $ (18,291)   $ (90,961)
           Adjustments to reconcile net loss to
           net cash used in operating activities:

           Non-cash interest expense on stockholder loan          3,422        6,830          5,182        8,776
           Stock and warrants issued for services                22,390           40             40        4,500
           Amortization                                              --        6,753          4,555        8,025
           Increase in accounts receivable                           --           --             --       (2,400)
           Increase in prepaid expenses                              --       (1,521)            --        1,521
           Increase (decrease) in accounts payable and
                accrued expenses                                  3,677       16,881            623          849
           Increase in deferred revenue                              --           --             --        5,000
                                                              ---------    ---------      ---------    ---------

Net cash used in operating activities                           (80,855)     (13,119)        (7,891)     (64,690)
                                                              ---------    ---------      ---------    ---------

Cash flows from investing activities

           Acquisition of website costs                         (15,722)      (9,077)        (4,999)      (5,779)
           Increase in security deposit                              --           --             --       (2,443)
                                                              ---------    ---------      ---------    ---------

Net cash used in investing activities                           (15,722)      (9,077)        (4,999)      (8,222)
                                                              ---------    ---------      ---------    ---------

Cash flows from financing activities

           Loans from stockholder                                97,782       22,814          9,340       (6,526)
           Purchase of common stock                               1,730           --             --      159,000
           Stock offering costs                                      --           --             --       (7,500)
                                                              ---------    ---------      ---------    ---------

Net cash provided by financing activities                        99,512       22,814          9,340      144,974
                                                              ---------    ---------      ---------    ---------

Increase (decrease) in cash                                       2,935          618         (3,550)      72,062
Cash-beginning of period                                             --        2,935          2,935        3,553
                                                              ---------    ---------      ---------    ---------

Cash-end of period                                                2,935    $   3,553      $    (615)      75,615
                                                              =========    =========      =========    =========

Supplemental disclosure of cash flow information:
Cash paid during period for:

Interest Expense                                              $      --    $      --      $      --    $      --
Taxes                                                         $      --    $     310      $      50    $     198

Other Supplemental disclosures of cash flow information:

Shares issued for services                                    $  18,390    $      40      $      40    $   4,500
Warrants issued for services                                  $   4,000           --             --           --
Shares issued for stock offering costs                               --           --             --    $   3,750
Accrued interest included in shareholder loan                 $   3,422    $   6,830      $   5,182    $   8,776

                       See notes to financial statements.

                                 MEDIVISOR, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to the nine months
                 ended September 30, 2004 and 2003 is unaudited)
                                -----------------

Note 1 - Organization and Description of Business and Going Concern

Medivisor, Inc. (the "Company") was incorporated on January 15, 2002 under the laws of the State of Delaware. The Company provides medical information to healthcare professionals, primarily physicians, through its websites using interactive, informational, video and graphic presentations. The Company also intends to offer website services to various industries seeking direct access to physicians, including providers of continuing medical education courses; sponsors of medical conferences and seminars; and pharmaceutical companies, using an online marketing format known as e-detailing.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a short operating history, losses since inception and nominal revenues from operations. Its continued existence is dependent upon management's ability to resolve existing liquidity problems, principally by obtaining additional debt financing and equity capital, until such time as the Company becomes profitable. There is no guarantee that such resources will be available or that the Company will be able to attain profitable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - Summary of Significant Accounting Policies

Allowance for Doubtful Accounts

The Company does not have significant collection history with its customers. However, where the Company is aware of circumstances that may impair a specific customer's ability to pay, the Company will reduce the receivable to net realizable value by recording an appropriate allowance.

Revenue Recognition

Revenues are recognized as services are performed in accordance with the terms of customer contracts. Customer advances for future website presentations and data collection services are deferred and recognized once the contract terms have been fulfilled.

Concentrations

For the year ended December 31, 2003, the Company generated revenues from two customers representing 89% and 11% of total sales, respectively. For the nine months ended September 30, 2004, one customer accounted for 100% of revenues.

                                      F-7

Website Development Costs

Costs associated with developing a website are recognized in accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use; and EITF No. 00-2, "Accounting for Website Development Costs." Costs associated with the website consist primarily of software purchased and customized for internal use. These costs are capitalized and are amortized based on their estimated useful life of three years. Costs incurred to update graphics and enter initial product data are expensed as incurred. Amortization expense was $6,753, $4,555 and $8,025 for the year ended December 31, 2003 and the nine-months ended September 30, 2003 and 2004, respectively.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Stock-based compensation

The Company has adopted SFAS No. 123 "Accounting for Stock Based Compensation" which requires it to recognize stock awards granted to employees and non-employees as compensation expense based on the fair market value of the stock award or fair market value of the goods or services received, whichever is more reliably measurable.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

Impairment of Long-Lived Assets

The Company regularly reviews long-lived assets for indicators of impairment. Management's judgments regarding the existence of impairment indicators are based on performance. Future events could cause management to conclude that impairment indicators exist and that the value of long-lived assets is impaired. When events or circumstances indicate that the carrying amount of an asset may not be recoverable, the fair value of the asset is compared to its carrying value. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value.

Loss per Common Share

Basic loss per share is computed using the weighted average number of shares outstanding during the period. Basic loss per share also excludes any dilutive effect of warrants. Diluted net loss per share does not include warrants as they are anti-dilutive.

                                      F-8

Interim Financial Statements

Financial statements as of September 30, 2004 and for the nine-month periods ended September 30, 2003 and 2004 have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

New Authoritative Accounting Pronouncements

The Company does not anticipate the adoption of recently issued accounting pronouncements will have a significant impact on its results of operations, financial position or cash flows.

Note 3 - Leases

In September 2004, the Company entered into a three-year operating lease for office space in Melville, New York. The first year's monthly rent is $2,444 with an annual base rent increase of 3% in the second and third years. The lease provides for a two-year renewal option also at an increase of 3% per year over the prior year's rent. The Company is also obligated to pay as additional rent its share of real estate tax increases during the lease term and to reimburse the lessor for a percentage of office improvements costing in excess of $3,000.

Also in September 2004, the Company entered into an operating lease for computer equipment. The lease has a thirty-month term at a monthly rent of $186.

The Company's CEO has personally guaranteed both lease obligations.

The following is a schedule of minimum lease payments for noncancelable operating leases as of September 30, 2004:

Year ending December 31,

2004                                 $ 7,890
2005                                  31,852
2006                                  32,740
2007                                  21,116
                                     -------

Total                                $93,598

Rent expense was $-0-, $-0-, $-0- and $2,444 for the years ended December 31, 2002 and 2003, and for the nine-months ended September 30, 2003 and 2004, respectively.

Note 4 - Income taxes

The benefits of net operating losses will not be recognized until management determines that realization is more likely than not to occur. Accordingly, management has established a valuation allowance to offset the tax benefits of net operating losses for all periods presented. At December 31, 2003, the Company had net operating loss carryforwards of approximately $141,000, expiring through 2023.

                                      F-9

Note 5 - Loan from stockholder

The Company received a loan from a stockholder. The loan bears interest at 6% and no repayment terms have been established. At December 31, 2003 the loan balance including interest was $130,849.

Note 6 - Stockholders' Equity

The Company is authorized to issue 20,000,000 shares of common stock with a par value of $.001 per share.

In March 2002, the Company issued 3,300,000 shares to three executives for services rendered at a value of $.004 per share, or $13,200.

In March 2002, the Company issued an additional 1,730,000 shares to other individuals and consultants for cash of $.001 per share plus services valued at $.003 per share, or $5,190.

In March 2002, the Company issued 1,000,000 five-year warrants to purchase shares of common stock for $1.25 per share to two individuals pursuant to a financial consulting agreement. The warrants were valued at $.004 per warrant, or $4,000.

In June 2003, the Company issued 10,000 shares to an individual for services rendered at a value of $.004 per share.

In September 2004, the Company issued 55,000 shares to various consultants for services rendered at a value of $.15 per share, or $8,250.

During 2004, the Company sold 159,000 shares of our common stock to outside investors for $1.00 per share pursuant to a private placement.

Note 7 - Subsequent events

In October 2004, the Company entered into a five-year capital lease financing to acquire furniture and office equipment. Payments are $499 per month. The lease obligations are guaranteed by the Company's CEO.

In November and December 2004, the Company sold a total of 152,000 shares of common stock to outside investors for $1.00 per share pursuant to the private placement.

On December 17, 2004 the Company amended its Certificate of Incorporation to include an additional 5,000,000 shares of preferred stock, par value $.001 per share. The rights and preferences of the preferred stock will be designated by the Company's board of directors.

--------------------------------------------------------------------------------

                                 MEDIVISOR, INC.

                                7,906,000 Shares
                                  Common Stock

                                   PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2005, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ____________, 2005

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents. The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the Registrant's request. The Registrant's by-laws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Delaware law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange

 Commission registration fee                $ 1,163.17
Legal fees and expenses                     $15,000.00
Accounting fees and expenses                $30,000.00
Miscellaneous (1)                           $15,000.00
                                            ----------
         Total (1)                          $61,163.17

----------
(1) Estimated.


Item 26. Recent Sales of Unregistered Securities. Commencing in September 2004 and continuing to January 2005, the Company issued a total of 207,000 shares of common stock to the officers and others, including consultants, of the company, as follows. The shares were issued for services rendered and to be rendered to the company.

Private Placements:

Commencing in March 2004, until the present, Medivisor, Inc., has been conducting an Offering pursuant to Regulation D, Rule 506 consisting of 311,000 shares at one dollar ($1.00) per share.

A chart of the shares issued pursuant to the above transaction follows:

                                          Number of Shares        Percentage of
Identity of Stockholder or Group       beneficially owned (1)      Shares Owned
--------------------------------------------------------------------------------
Marvin and Susan Grossman                        5,000                   *
Jodee Voltaggio                                 22,000                   *
Salvatore Lou Iannelli                          20,000                   *
Mitchel E. Kahn and
         Lisa A. Rittter-Kahn                   50,000                   *
Michael Suwalski and
         Gina Perfetto                          10,000                   *
James A. Hymans                                  5,000                   *
Susan Spira                                      5,000                   *
Diane Spira and Robert Soloff                    5,000                   *
Christopher Mcnamara                            50,000                   *
Bill Lee                                        25,000                   *
Darren Brugardt                                 20,000                   *
Margaret Arce                                   10,000                   *
John Merkent                                     2,500                   *
Mercury Investment Group                         2,500                   *
Charles Smith                                   20,000                   *
John Ferretti                                   14,000                   *
Tom Vercusky                                     5,000                   *
Teresa Hanratty                                 10,000                   *
Palmese Gianluca (issuance pending)             30,000                   *

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

      With respect to the private placements, Medivisor, Inc. relied upon
Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on Medivisor, Inc. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

      Neither the offer nor the sale of any of the securities was accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.

Item 27. Exhibits and Financial Statement Schedules.

(a)   Exhibits:

      The following exhibits are filed as part of this registration statement:

      Exhibit        Description
      -------        ------------

      3.1 (1)        Certificate of Incorporation of Medivisor, Inc.
      3.1.2          Certificate of Amendment to Certificate of Incorporation
      3.2 (1)        By-laws of Medivisor, Inc.
      5.1 (1)        Opinion of Michael S. Krome, Esq.
      23.1 (1)       Consent of Demetrius & Company, L.L.C., Independent Auditor
      23.2 (1)       Consent of Michael S. Krome, Esq. (included in Exhibit 5.1)

----------
(1) Filed herewith

Item 28. Undertakings.

(A)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the Town of Melville, State of New York, on the14th day of January, 2005.

                                       MEDIVISOR, INC.

                                       By: /s/ Candido Luzzi
                                       ------------------------
                                       Chief Executive Officer,
                                       President and Director

                                       By: /s/ Vincent Butta
                                       ------------------------
                                       Chief Financial Officer,

POWER OF ATTORNEY

The undersigned directors and officers of Medivisor, Inc. hereby constitute and appoint Candido Luzzi and Vincent Butta each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                       Date
------------                        -----                       ----

/s/ Candido Luzzi                   President and Director      January 14, 2005
---------------------------
Candido Luzzi

/s/ Wayne H. Wertheim, MD           Executive Vice President    January 14, 2005
---------------------------         Director
Wayne H. Wertheim, MD

/s/ Prudence L. Ferrone             V.P. and Director           January 14, 2005
---------------------------
Prudence L. Ferrone